EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER (904) 598-7636

REGENCY CENTERS RECLASSIFIES DEVELOPMENT SALE

Jacksonville, Fla. (November 11, 2008) — Regency Centers Corporation announced today that during the third quarter one of the properties sold as part of a two-property portfolio should have been classified as a development sale rather than a disposition of an operating property. As a result of reclassifying Independence Square as a development sale, gain on sale of operating properties for the third quarter is increased by $1.4 million and development gains are reduced by $1.4 million.

Given this reclassification, Funds From Operations (FFO) for the quarter also was reduced by $1.4 million to $83.6 million, or $1.19 per diluted share, compared to $67.8 million and $0.97 per diluted share for the same period in 2007. For the nine months ended September 30, 2008, FFO was $213.1 million or $3.03 per diluted share, compared to $212.7 million or $3.04 per diluted share for the same period last year. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter remains unchanged at $54.5 million, or $0.78 per diluted share, compared to $37.0 million and $0.53 per diluted share for the same period in 2007. Net income for the nine months ended September 30, 2008, was $113.1 million or $1.61 per diluted share, compared to $133.4 million and $1.92 per diluted share for the third quarter of 2007.

Regency’s 2008 expected FFO per share is reduced by $0.02 and is now expected to be in the range of $3.88 to $4.33.

Reconciliation of Net Income to Funds From Operations—Actual Results

For the Periods Ended September 30, 2008 and 2007	Three Months Ended		Year to Date
	2008	2007	2008	2007
Net income for common stockholders	$54,546,939	$36,979,815	$113,132,305	$133,414,312
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	22,739,591	19,766,051	66,596,300	56,320,147
Depreciation and amortization expense - uncons properties	10,356,130	10,903,364	31,585,481	32,098,938
Consolidated JV partners’ share of depreciation	(131,116)	(127,715)	(395,216)	(351,943)
Amortization of leasing commissions and intangibles	3,586,810	3,616,154	10,256,848	8,898,845
Gain on sale of operating properties, including JV’s	(7,934,490)	(3,662,998)	(8,982,457)	(18,978,957)
Minority interest of exchangeable partnership units	397,748	291,109	856,745	1,270,222

Funds From Operations	83,561,612	67,765,780	213,050,006	212,671,564

Dilutive effect of share-based awards	(298,506)	(257,699)	(895,519)	(695,682)

Funds From Operations for calculating Diluted FFO per Share	83,263,106	67,508,081	212,154,487	211,975,882

Weighted Average Shares For Diluted FFO per Share	70,080,085	69,878,249	69,995,989	69,789,410

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2008, the Company owned 443 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 59.3 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 193 shopping centers, including those currently in-process, representing an investment at completion of $3.1 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.